CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to inclusion in the Confidential Private Offering Memorandum dated October 28, 2001 of our report dated July 25, 2001 relating to the financial statements and financial highlights appearing in the June 30, 2001 Annual Report to Shareholders of Institutional Daily Assets Fund. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Accountants" in such offering memorandum.

PricewaterhouseCoopers LLP
Baltimore, Maryland
October 26, 2001

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